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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Check the appropriate box:
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Gold Banc Corporation, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GOLD BANC CORPORATION, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held April 24, 2002

        The Annual Meeting of Stockholders of Gold Banc Corporation, Inc. (the "Company") will be held in Pavilion I at The Fairmont, 401 Ward Parkway, Country Club Plaza, Kansas City, Missouri on April 24, 2002, at 10:00 a.m. local time for the following purpose:

  1.
  To elect three Class III Directors to serve for a term of three years.

  2.
  To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 20, 2002 as the record date for the determination of stockholders entitled to receive notice of and to vote at the meeting and any postponements and adjournments thereof.

        You are cordially invited to attend the meeting. However, whether or not you plan to be personally present at the meeting, please sign and date the enclosed proxy and promptly return it in the envelope provided. No postage is necessary if mailed in the United States. If you are a stockholder of record and attend the meeting, you may revoke your proxy by voting in person. We look forward to seeing you at the meeting.

                      By Order of the Board of Directors,

                      GOLD BANC CORPORATION, INC.

                      Rick Tremblay
                       Corporate Secretary

Leawood, Kansas
March 25, 2002

GOLD BANC CORPORATION, INC.
11301 Nall Avenue
Leawood, Kansas 66211

PROXY STATEMENT
for
Annual Meeting of Stockholders
to be held April 24, 2002

GENERAL INFORMATION

         This proxy statement is being furnished to the stockholders of Gold Banc Corporation, Inc., a Kansas corporation (the "Company"), in connection with the Annual Meeting of Stockholders to be held at The Fairmont, 401 Ward Parkway, Country Club Plaza, Kansas City, Missouri at 10:00 a.m. on Wednesday, April 24, 2002. This proxy statement was first mailed on or about March 25, 2002 to all shareholders entitled to vote at the Annual Meeting.

        The Company's Board of Directors is soliciting proxies in order to provide every stockholder with an opportunity to vote on all matters scheduled to come before the Annual Meeting and to be able to transact business at the meeting. Whether or not you are able to attend the Annual Meeting, you are urged to vote your proxy solicited here by the Company's Board of Directors. Upon execution and return of the enclosed proxy, the shares represented by it will be voted by the persons designated therein as proxies, in accordance with the stockholder's directions. A stockholder may vote on a matter by marking the appropriate box on the proxy or, if no box is marked for a specific matter, the shares will be voted as recommended by the Board of Directors on that matter.

        The enclosed proxy may be revoked at any time before it is voted by (a) so notifying the Secretary of the Company in writing, (b) exercising a proxy of a later date and delivering such later proxy to the Corporate Secretary of the Company prior to the Annual Meeting or (c) attending the Annual Meeting and voting in person. Unless the proxy is revoked or is received in a form that renders it invalid, the shares represented by it will be voted in accordance with the instructions contained therein.

        Employees of the Company and its affiliates who participate in either the Gold Banc Corporation, Inc. Employee Stock Ownership Plan and Trust or the Gold Banc Corporation, Inc. Employees' 401(k) Plan may vote shares of common stock of the Company credited to their account by instructing Gold Trust Company, St. Joseph, Missouri, the trustee of the plans. The proxy card will serve as the instruction card. The trustee of each plan will vote such shares in accordance with duly executed instructions received by April 19, 2002. The trustee at its discretion will vote shares credited to a participant's account for which no instructions are received. Each participant may revoke previously given voting instructions by filing with the trustee a written notice to that effect by April 19, 2002.

        The Company will bear the cost of solicitation of proxies, which will be principally conducted by mail; however, certain officers of the Company may also solicit proxies by telephone, internet, facsimile or in person. Such cost may also include ordinary charges and expenses of brokerage firms and others for forwarding soliciting material to beneficial owners.

        On March 20, 2002, the record date for determining stockholders entitled to vote at the Annual Meeting and any postponements and adjournments thereof, the Company had outstanding and entitled to vote approximately 33,643,000 shares of common stock, par value $1.00 per share (the "Common Stock"). Each outstanding share of Common Stock entitles the record holder to one vote.

CERTAIN BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

        The following table sets forth information as of March 8, 2002 concerning the shares of Common Stock beneficially owned by (a) each person known by the Company to be the beneficial owner of 5% or more of the Company's outstanding Common Stock, (b) each of the directors and nominees for election as a director of the Company, (c) each of the executive officers of the Company named in the Summary Compensation Table and (d) all directors, nominees and executive officers of the Company as a group. Unless otherwise indicated, the named beneficial owner has sole voting and investment power over the shares listed.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Michael W. Gullion(1)	1,910,326	5.68%
Donald C. McNeill(2)	897,783	2.67%
William R. Hagman, Jr.(3)	745,107	2.21%
J. Gary Russ(4)	323,955	*
William F. Wright(5)	331,520	*
Allen D. Petersen(5)(6)	211,156	*
William Randon(7)	195,632	*
D. Patrick Curran(8)	185,192	*
Malcolm M. Aslin(9)	26,318	*
John R. Price(10)	48,586	*
Richard C. Moone	0	*
Rick Tremblay(11)	2,000	*
E. Miles Prentice, III(12)	6,500	*
Joseph F. Smith(13)	10,000	*
Directors, nominees and executive officers as a group (14 persons) (14)	4,350,582	12.93%

*
Less than 1%.

(1)
Includes: (a) 1,107,892 shares for which Mr. William Wallman, Michael W. Gullion's father-in-law, Mr. Petersen, Mr. Wright or The Lifeboat Foundation are the record owners and that are subject to the terms of agreements granting Mr. Gullion voting control over such shares; (b) 1,422 shares owned by Mr. Gullion's wife, as custodian for their children under the Kansas Uniform Transfers to Minors Act; (c) 711 shares owned by Mr. Gullion's daughter; and (d) 168,000 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(2)
Includes: (a) 890,283 shares held by family limited partnership of which Mr. McNeill is president of the general partner, and (b) 7,500 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(3)
Includes: (a) the following record owners that are subject to the terms of proxies granting Mr. Hagman the right to vote the shares: 130,982 shares owned by Dorothy F. Hagman, Trustee u/t/a 9/13/82; 1,000 shares owned by Phyllis Estrada, Trustee u/t/a 9/3/82; 176,474 shares owned by John R. Hagman, Trustee u/t/a 12/19/97; 72,825 shares owned by Susan G. Hagman, Trustee u/t/a 12/19/97; 13,000 shares owned by Hagman Associates, L.P., of which Mr. Hagman is Managing Partner; 2,360 shares owned by H&H Investment Partnership, of which Mr. Hagman is a partner; 100,001 shares owned by the Hagman Family Irrevocable Trust #1, of which Mr. Hagman is co-trustee; and 117,649 shares owned by the Hagman Family Irrevocable Trust #2, of which Mr. Hagman is co-trustee; (b) 118,316 shares owned by William R. Hagman, Jr., Trustee u/t/a 12/19/86; and (c) 12,500 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(4)
Includes: (a) 37,374 shares owned by J. Gary Russ, Christine Russ and Russ Citrus Groves as joint tenants, (b) 20,000 shares owned by J. Gary Russ and Cathryne Russ as joint tenants, (c) 826 shares owned by Mr. Russ's spouse, (c) 94,995 shares owned by Russ Citrus Groves, Ltd., and (d) 18,768 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(5)
Subject to the terms of an agreement granting Mr. Gullion voting control over such shares; includes 17,500 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(6)
193,656 of these shares are owned by The Lifeboat Foundation. Mr. Petersen is one of three directors of The Lifeboat Foundation. The Lifeboat Foundation has granted Mr. Gullion an irrevocable proxy to vote each of these shares. Mr. Petersen disclaims beneficial ownership of the shares owned by The Lifeboat Foundation.

(7)
Includes 2,500 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(8)
Includes: (a) 74,140 shares in irrevocable trusts for Mr. Curran's children, and (b) 7,500 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(9)
Includes: (a) 8000 shares held jointly with Mr. Aslin's spouse, (b) 630 shares held by Mr. Aslin's spouse in an IRA, and (c) 16,500 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(10)
Includes: (a) 3,900 shares owned by Mr. Price's children, (b) 13,640 shares held in a self-directed IRA, and (c) 12,500 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(11)
Includes 2,000 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(12)
Includes: (a) 1,000 shares owned by Mr. Prentice's spouse and (b) 2500 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(13)
Includes: (a) 2,000 shares owned jointly with Mr. Smith's spouse, (b) 1,000 shares owned in Mr. Smith's spouse's IRA, (c) 5,000 shares owned in Mr. Smith's IRA and 2,000 shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

(14)
Includes shares that can be acquired within 60 days of March 8, 2002 pursuant to options.

        Mr. Gullion has entered into an agreement with Mr. Wallman pursuant to which Mr. Wallman has granted to Mr. Gullion an irrevocable proxy to vote all shares of Common Stock owned or subsequently acquired by Mr. Wallman. The agreement also grants to Mr. Gullion: (a) a 180-day first right of refusal in the event of receipt of a bona fide offer from a third party to purchase some or all of the shares of Common Stock held by Mr. Wallman or certain permitted transferees to whom Mr. Wallman may transfer shares; and (b) in the event Mr. Wallman dies, a 180-day option to purchase some or all of the shares of Common Stock held by Mr. Wallman or certain permitted transferees to whom Mr. Wallman may transfer shares. The agreement terminates on the earlier to occur of: (a) the date Mr. Gullion ceases to be Chairman and/or Chief Executive Officer of the Company; or (b) six months after Mr. Wallman's death.

        Mr. Gullion has also entered into an agreement with Mr. Wright, Mr. Petersen and The Lifeboat Foundation pursuant to which Mr. Wright, Mr. Petersen and The Lifeboat Foundation have granted to Mr. Gullion an irrevocable proxy to vote all shares of Common Stock owned or subsequently acquired by Mr. Wright, Mr. Petersen or The Lifeboat Foundation. Such proxy continues until the earlier of: (a) the date Mr. Gullion ceases to be Chairman and/or Chief Executive Officer of the Company; or (b) termination of the agreement as described below. The agreement grants to Mr. Gullion a 90-day first right of refusal in the event either Mr. Wright, Mr. Petersen or The Lifeboat Foundation receives a bona fide offer from a third party to purchase, or proposes to sell on the public market, some or all of the shares of Common Stock held by such individual or by certain permitted transferees to whom such individual may transfer shares. The agreement also grants to Mr. Wright and Mr. Petersen a 90-day first right of refusal in the event Mr. Gullion receives a bona fide offer from a third party to purchase, or proposes to sell on the public market, some or all of the shares of Common Stock held by Mr. Gullion or certain permitted transferees to whom Mr. Gullion may transfer shares. The agreement terminates in 2006.

COMPENSATION OF DIRECTORS AND EXECUTIVES

Compensation of Directors

        Non-employee directors of the Company in 2001 received retainers of up to $8,000, $1,000 per meeting attended, $500 per telephonic meeting. Continuing directors received options to purchase 5,000 shares and new directors received options to purchase 2,500 shares of the Company's common stock at an exercise price of $7.25 per share for serving on the Board of Directors. In addition, the Company reimburses directors for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Employees of the Company receive no additional compensation for serving as a director.

Compensation Committee Report on Executive Compensation

        The Compensation Committee (the "Committee") is composed of Allen D. Petersen, William F. Wright, and E. Miles Prentice III. The Committee meets periodically during the course of the year to consider compensation programs for executive officers and senior managers of the Company. Although the Company's Chairman and Chief Executive Officer, Michael W. Gullion, attended meetings of the Committee, he did not participate in any deliberations or decision-making involving his own compensation.

Compensation Philosophy and Objectives

        The Company's compensation programs are designed to provide fair and reasonable compensation to all employees, including its executive officers and senior managers. The Committee's specific objectives are to: (i) provide annual compensation that takes into account the Company's performance relative to its financial goals and objectives; (ii) align the financial interests of the executive officers with those of shareholders by providing significant equity-based long-term incentives; and (iii) offer a total compensation program for executive officers based on the level of responsibility of the executive's position and necessary skills and experience relative to other senior management positions and comparative compensation of similarly positioned executives and senior managers of peer financial institutions.

Compensation Components and Process

        There are three major components of the Company's executive officer and senior manager compensation program: (1) base salary, (2) annual incentive awards and (3) long-term incentives (stock options).

        The process utilized by the Committee in determining executive officer compensation levels for all of these components is based upon the committee's judgment and takes into account objective qualitative and quantitative factors. However, the Committee emphasizes that in determining executive officer compensation levels, particular attention is placed on tying a significant portion of executive compensation to the success of the executive officer and the Company in meeting established financial and performance goals.

        For support in the compensation decision process, the Committee engaged an independent compensation consultant to provide assistance in developing guidelines for executive compensation and providing market data to determine relevant compensation practices of the Company's peer group of banks. The Company's peer group of banks, as developed by the independent compensation consultant, consists of national and regional bank holding companies which offer diversified financial services to its customers and are of comparable asset size. The committee takes into account the peer information when formulating its recommendations, but the Committee does not target total compensation or any component thereof to any particular point within, or outside, the range of the peer group results.

        In general, the Committee continues to adjust the mix of base salary, annual incentive awards and long-term incentives.

Long-term Incentive Awards

        The stock-based awards (typically, Incentive Stock Option Grants) are generally granted to executive officers on an annual basis. It has been the practice of the committee to grant stock options to executive officers. The stock option awards cannot be issued with an exercise price below the market price of the Company's common stock price at the time of the award and the exercise price cannot be changed after the award is issued, except to accommodate any dividends, stock splits or conversions which would affect all shareholders.

        The Committee has historically granted stock options as a means of providing long-term incentives to employees. All options granted under the Company's 1996 Equity compensation Plan, as amended (the "Plan"), "vest" incrementally over a five-year period based upon the optionee's continued employment by the Company. The Committee therefore bases its decision with regard to stock options granted to its executive officers primarily upon the total number of options available for grant and the officer's position.

Compensation of Chief Executive Officer

        Michael W. Gullion served as the Company's Chief Executive Officer during 2001. Mr. Gullion's base salary for 2001 was set by the Committee at $375,000 for the year. His 2001 compensation also included $125,000 in payments earned under the Company's incentive award program. The committee also granted options for 35,000 shares of common stock to Mr. Gullion in 2001.

Committee Members

Allen D. Petersen
William F. Wright
E. Miles Prentice, III

Compensation of Executives

        The table below sets forth information concerning the annual and long-term compensation paid to or earned by the Chief Executive Officer, the four most highly compensated executive officers of the Company who were serving as executive officers on December 31, 2001, and a former executive officer who would have been one of the four most highly compensated executive officers at the end of the last year, but for the fact that he not serving as an executive officer at the end of the last completed fiscal year.

Summary Compensation Table

	Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus(1)		Securities Underlying Options	All Other Compensation
Michael W. Gullion Chairman and Chief Executive Officer	2001 2000 1999	$ $ $	375,000 350,000 250,000	$ $ $	125,000 250,000 150,000	35,000 35,000 35,000	$ $ $	9,848 3,630 14,114	(2) (3) (4)
Malcolm M. Aslin President and Chief Operating Officer	2001 2000 1999	$ $ $	251,231 225,000 118,750	$ $	50,000 100,000 N/A	25,000 25,000 2,500	$ $ $	13,875 5,082 11,350	(5) (6) (7)
Rick Tremblay(16) Executive Vice President and Corporate Secretary	2001 2000 1999	$ $	141,765 5,625 N/A		$50,000 N/A N/A	5,000 5,000 N/A		$1,602 N/A N/A	(8)
Richard C. Moone(17) Chief Operating Officer, CompuNet Engineering, Inc.	2001 2000 1999	$ $	129,843 55,000 N/A		$19,843 N/A N/A	N/A N/A N/A		$6,694 N/A N/A	(9)
John R. Price Executive Vice President and Credit Administration	2001 2000 1999	$ $ $	150,462 125,000 95,000	$ $ $	20,000 20,000 15,000	5,000 2,500 2,500	$ $ $	7,509 3,420 4,421	(10) (11) (12)
Former Executive Officer
Joseph F. Smith Executive Vice President and Chief Technology Officer	2001 2000 1999	$ $ $	185,795 146,422 96,576	$ $	50,000 50,000 N/A	5,000 5,000 2,500	$ $ $	14,762 9,181 1,890	(13) (14) (15)

(1)
Represents amounts paid in fiscal year.

(2)
Includes contributions to the Company's Employee Stock Ownership Plan during the year for the previous year, matching contributions under the Company's 401(k) Plan, supplemental disability insurance, and imputed income for group term life insurance in excess of $50,000.

(3)
Includes imputed income for group term life insurance in excess of $50,000 and matching contributions under the Company's 401(k) Plan.

(4)
Includes contributions to the Company's Employee Stock Ownership Plan during the year for the previous year, an automobile allowance for use of a personally-owned automobile, imputed income for group term life insurance in excess of $50,000, and country club membership dues.

(5)
Includes contributions to the Company's Employee Stock Ownership Plan during the year for the previous year, matching contributions under the Company's 401(k) Plan, personal use of a Company owned automobile or an automobile allowance, supplemental disability insurance and imputed income for group term life insurance in excess of $50,000.

(6)
Includes imputed income for group term life insurance in excess of $50,000, matching contributions under the Company's 401(k) Plan and personal use of a Company owned automobile or an automobile allowance.

(7)
Includes imputed income for group term life insurance in excess of $50,000, matching contributions under the Company's 401(k) Plan, country club membership dues and personal use of a Company owned automobile or an automobile allowance.

(8)
Includes supplemental disability insurance and imputed income for group term life insurance in excess of $50,000.

(9)
Includes matching contributions under the Company's 401(k) Plan and imputed income for group term life insurance in excess of $50,000.

(10)
Includes contributions to the Company's Employee Stock Ownership Plan during the year for the previous year, matching contributions under the Company's 401(k) Plan, supplemental disability insurance and imputed income for group term life insurance in excess of $50,000.

(11)
Includes imputed income for group term life insurance in excess of $50,000 and matching contributions under the Company's 401(k) Plan.

(12)
Includes imputed income for group term life insurance in excess of $50,000, matching contributions under the Company's 401(k) Plan and personal use of a Company owned automobile or an automobile allowance.

(13)
Includes contributions to the Company's Employee Stock Ownership Plan during the year for the previous year, country club membership dues, supplemental disability insurance and imputed income for group term life insurance in excess of $50,000.

(14)
Includes imputed income for group term life insurance in excess of $50,000, country club membership dues and personal use of a Company owned automobile or an automobile allowance.

(15)
Includes personal use of a Company owned automobile or an automobile allowance and country club membership dues.

(16)
Mr. Tremblay became an employee of the Company in 2000.

(17)
Mr. Moone became an employee of the Company in 2000.

Options Granted and Options Exercised in the Last Fiscal Year

        The following tables set forth certain information concerning options granted during the fiscal year ended December 31, 2001 to the Executive Officers named in the Summary Compensation Table and the number and value of the unexercised options held by such persons on December 31, 2001:

Option Grants in Last Fiscal Year

					Potential Realized Value At Assumed Annual Rates of Stock Price Appreciation For Option Term
	Number of Securities Underlying Options Granted(#)	Percent of Total Options Granted to Employees in Fiscal Year
Name			Exercise or Base Price ($/Share)	Expiration Date
					5%	10%
Michael W. Gullion	35,000	14.06%	$7.25	3/8/2011	$159,582	$404,412
Malcolm M. Aslin	25,000	10.04%	$7.25	3/8/2011	$113,987	$288,866
Rick Tremblay	5,000	2.01%	$7.25	3/8/2011	$22,797	$57,773
John R. Price	5,000	2.01%	$7.25	3/8/2011	$22,797	$57,773
Joseph F. Smith	5,000	2.01%	$7.25	3/8/2011	$22,797	$57,773
Richard C. Moone	0	N/A	N/A	N/A	N/A	N/A

Option Exercises in Last Fiscal Year
and Fiscal Year End Option Values

Name	Shares Acquired on Exercise	Value Realized	Number of Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End(1) Exercisable/ Unexercisable
Michael E. Gullion	0	0	133,000 / 112,000	$130,200 / 0
Malcolm M. Aslin	0	0	6,000 / 46,500	0 / 0
Rick Tremblay	0	0	1,000 / 9,000	$3,110 / $12,440
John R. Price	0	0	9,500 / 10,500	$9,300 / 0
Joseph F. Smith	0	0	2,000 / 0	0 / 0
Richard C. Moone	0	0	0 / 0	0 / 0

(1)
These values were calculated based on the difference between the exercise price and an assumed common stock value of $7.11, which was the closing price of the Common Stock on the Nasdaq National Market on December 31, 2001.

ELECTION OF DIRECTORS

        The Board of Directors is divided into three classes, elected for terms of three years and until their successors are elected and qualified. Three Class III directors are to be elected at the Annual Meeting. The proxies named in the accompanying proxy intend to vote for the election of Michael W. Gullion, William Randon and William R. Hagman, Jr. In the event Messrs. Gullion, Randon and Hagman should become unavailable for election, which is not anticipated, the proxies will be voted for such substitute nominee as may be nominated by the Board of Directors. The three nominees for election as Class III directors who receive the greatest number of votes cast for election of directors at the meeting, at which a quorum is present, will be elected directors of the Company. Abstentions and instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in the respective nominees receiving fewer votes. If no instructions are given on the accompanying proxy, the shares registered thereby will be voted for the nominees listed herein.

        The following summaries set forth information about the nominees to the Board of Directors and those directors who are continuing in office for the respective periods and until their successors are elected and qualified.

Class III—Continuing Term Expiring in 2005

        Michael W. Gullion, 47, has served as Chairman of the Board of Directors and Chief Executive Officer of the Company since its inception and served as the Company's President until February 10, 1999.

        William Randon, 45, was appointed to the Board of Directors on March 6, 2001, upon the retirement of William Wallman. Mr. Randon is Co-CEO of B2B Solutions, LLC a private equity fund focused on e-commerce companies. He is also the Chairman of Pennant Foods, operator of eighty-four Wendy's franchises in Tennessee and California. Formerly, Mr. Randon was Vice-Chairman of Country Banc, and a General Partner at Harvest Partners, a $600 million private equity fund. Mr. Randon also has nine years of banking experience with M&T Bank Corporation, a $29 billion bank holding company in Buffalo, New York, and Bankers Trust Company in New York City.

        William R. Hagman, Jr., 66, has served as a director of the Company since November 12, 1998. In addition to his position as a Director, he also serves as Chairman of the Audit Committee. From May 2000 to the present, Mr. Hagman has served as a director of American Bank, Bradenton, Florida. Since September 1996, Mr. Hagman has also served as an advisory director of The First State Bank and Trust Company. For more than ten years Mr. Hagman served as a director of City National Bank in Pittsburg, Kansas until September 1996. For more than five years, Mr. Hagman has been the President of Hagman Companies, Inc.

        The Board of Directors recommends a vote "FOR" the election of Michael W. Gullion, William Randon and William R. Hagman, Jr.

Class II—Term Expiring 2004

        Allen D. Petersen, 61, was appointed to the Board of Directors of the Company on July 31, 1997. Mr. Petersen previously served in an advisory capacity to the Board of Directors. For over ten years, Mr. Petersen has been the Chairman and Chief Executive Officer of American Tool Companies located in Hoffman Estates, Illinois.

        J. Gary Russ, 52, was appointed to the Board of Directors of the Company on April 26, 2000. Mr. Russ has served as Chairman of the Board of American Bank in Bradenton, Florida since 1995. For more than five years, Mr. Russ has been the Manager and General Partner of Citrus Groves, Ltd.

        Donald C. McNeill, 50, was appointed to the Board of Directors of the Company on April 26, 2000. Mr. McNeill served as Chairman and Chief Executive Officer of CountryBanc, which was acquired by the Company on March 2, 2000. For sixteen years he served as president, director and principal stockholder of Banc West, Inc. He was also a director of Bank of the West, a wholly-owned subsidiary bank with total assets of approximately $72 million.

        E. Miles Prentice, III, 59, is a partner in the law firm of Eaton & Van Winkle in New York, New York, where he practices international and domestic commercial and financial law with an emphasis upon representation of foreign and domestic corporations, banks and insurance companies in their U.S. and off-shore activities. Mr. Prentice is a director of National Life Insurance Company of Vermont, as well as a director of a number of U.S. subsidiaries of foreign corporations. Mr. Prentice has provided a range of legal services to banks in numerous transactional activities including representation on regulatory, litigation, acquisition and bank finance issues. These banks include ABN AMRO Bank, N.V., Allied Irish Banks, plc, ANZ Bank, Bankers Trust Company, Banque Canadian National, Canadian Imperial Bank of Commerce, The Chittenden Bank, Deutsche Bank, Jamaica Savings Bank and Westdeutsche Landesbank. Mr. Prentice is also a director of The Texas League of Professional Baseball clubs.

Class I—Term Expiring 2003

        William F. Wright, 59, was elected as a director of the Company on May 30, 1996 and also serves as a consultant to the Company. For more than five years Mr. Wright has served as the Chairman of the Board and Chief Executive Officer of AMCON Distributing Company, a wholesale distributor headquartered in Omaha, Nebraska.

        D. Patrick Curran, 57, was appointed to the Board of Directors of the Company on April 26, 2000. Mr. Curran is a Chief Executive Officer-level executive with expertise in restructurings, leveraged buyouts, acquisitions, divestitures and international joint venture formation. In 1979, he led the sale of his family's business, Cook Paint and Varnish Co. (ASE), to BASF/Germany, and structured the concurrent LBO of Cook's name and coating assets. As Chairman and CEO of Cook Paint, he entered into a joint venture with Total-Petroleum Corp. (France) to create Cook Composites and Polymers (CCP), where he is also Chairman of the Board. For more than five years, Mr. Curran also served on the Board of Directors for both First Business Bancshares of Kansas City, Inc. and First Business Bank.

        Malcolm M. Aslin, 54, was appointed to the Board of Directors on February 11, 1999. He has served as President and Chief Operating Officer of the Company since February 10, 1999. From October 1995 until February 10, 1999, Mr. Aslin served as (a) Chairman of the Board of Western National Bank and Unison Bancorporation, Inc. in Lenexa, Kansas and (b) Chairman and Managing Director of CompuNet Engineering, L.L.C., an Overland Park, Kansas computer service business the Company acquired in February 1999. From May 1994 until May 1995 Mr. Aslin served as President of Langley Optical Company, Inc., a wholesale optical laboratory located in Lenexa, Kansas. Prior to purchasing Langley Optical Company, Mr. Aslin spent more than 22 years in various positions with UMB Banks and United Missouri Financial Corporation, including President and Chief Operating Officer and Director of United Missouri Bancshares, Inc. and President and Director of UMB's Kansas City bank, United Missouri Bank of Kansas City, N.A.

EMPLOYMENT CONTRACTS

        Messrs. Gullion and Aslin.    Messrs. Gullion and Aslin (each an "Executive") have entered into employment agreements with the Company (each an "Agreement"). The term of Mr. Gullion's Agreement is a rolling three (3) year term (at all times the Agreement is deemed to have a three year term from any date that occurs within the term of the Agreement). The term of Mr. Aslin's Agreement is a rolling two (2) year term (at all times the Agreement is deemed to have a two year term from any date that occurs within the term of the Agreement). The Agreements provide that Mr. Gullion will be the Chairman and Chief Executive Officer and Mr. Aslin will be President of the Company. Throughout the employment period, each of the Executives shall be entitled to serve as a member of the Board of Directors of the Company, the base compensation of the Executives will be established from time to time by the Board of Directors of the Company and the Executives shall continue to participate in the executive performance incentive program. The Agreements may be terminated by either party thereto without cause by giving thirty (30) days written notice to the other party, however, if an Agreement is terminated by the Company other than for "cause" (as defined in the Agreement), the Company will continue to pay the base compensation to Mr. Aslin for two (2) years from the effective date of the termination of employment or to Mr. Gullion for three (3) years from the effective date of termination of employment. If an Executive is terminated for "cause," or the Executive voluntarily terminates the Agreement, the Executive shall receive compensation through the effective date of termination of employment and shall be entitled to no further compensation or benefits thereafter. If a Change in Control (as defined below) of the Company occurs, the Company is obligated to pay Mr. Aslin two times his annual base compensation, and Mr. Gullion three times his annual base compensation in effect as of the date the Change of Control is consummated. A Change in Control of the Company will be deemed to occur upon (a) a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, (b) the hostile replacement of at least the majority of the Board of Directors, (c) the approval by the Company's shareholders of a plan of liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company, and (d) a person acquiring 20% or more of the shares or voting power of the stock of the Company.

        Mr. Smith.    Mr. Smith entered into an employment agreement with CompuNet Engineering, Inc. ("CompuNet"), a wholly owned subsidiary of the Company, which provided that Mr. Smith would serve as the President of CompuNet. Mr. Smith's employment with CompuNet was terminated on December 12, 2001, although Mr. Smith was paid his salary through December 31, 2001, the expiration of the term of his employment agreement. Mr. Smith will, pursuant to an agreement with the Company, receive $12,000 per month from January 1, 2002 until October 31, 2002 for periodic consulting services to be provided by Mr. Smith to the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

        The standing committees of the Board of Directors during 2001 consisted of an Audit Committee, Compensation Committee, Strategic Management Committee and Nominating Committee.

        Audit Committee.    William R. Hagman, Jr., J. Gary Russ and D. Patrick Curran are members of the Company's Audit Committee. The Audit Committee is governed by the Audit Committee Charter adopted by the Board of Directors. A copy of the Audit Committee Charter was included as Appendix A to the Company's 2001 Proxy Statement. As set forth in the Audit Committee Charter, the Audit Committee is appointed by the Board of Directors to, among other duties and responsibilities, provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company's financial statements and the financial reporting processes; the system of internal accounting and financial controls; the internal audit function; and the annual independent audit of the Company's financial statements.

        Compensation Committee.    Allen D. Petersen, William F. Wright and E. Miles Prentice, III are members of the Company's Compensation Committee. The Compensation Committee annually reviews and makes recommendations to the Board of Directors regarding compensation arrangements with the executive officers of the Company.

        Nominating Committee.    Michael W. Gullion, Malcolm M. Aslin and William F. Wright are members of the Company's Nominating Committee. The Nominating Committee nominates persons as candidates to fill vacancies on the Board of Directors. The Nominating Committee will consider stockholder nominees to the Board of Directors. Stockholders may nominate persons to serve on the Board of Directors by following the procedures set forth in the Company's Amended and Restated Bylaws.

        Revenue Enhancement and Strategic Initiatives Committee.    On March 6, 2001, as part of the Company's continuing strategic planning efforts, the Board established the Company's Revenue Enhancement and Strategic Initiatives Committee consisting of William F. Wright (Chairman), Michael W. Gullion, Malcolm M. Aslin, Donald C. McNeill, William Randon, and Paul H. Allen (as a non-director advisory member). The Revenue Enhancement Committee makes recommendations to Board of Directors regarding operational and strategic issues.

        During the 2001 fiscal year, the Board of Directors met four times in person and five times by telephone, the Audit Committee met three times, the Compensation Committee met three times in person and one time by telephone, and the Revenue Enhancement and Strategic Initiatives Committee met six times. Each of the directors attended at least seventy-five percent of the meetings of the Board of Directors.

Audit Committee Report

        The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company's financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Audit Committee are "independent" as required by applicable listing standards of the NASDAQ. The Audit Committee operates pursuant to a Charter that was last amended and restated by the Board on April 26, 2000. As set forth in the Charter, management of the Company is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

        In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management and the independent auditors. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1, Independence Discussions with Audit Committees, as currently in effect, and written confirmations from Management with respect to internal audit services provided by the auditors. The Audit Committee has considered whether internal audit and other non-audit services provided by the independent auditors to the Company is comparable with maintaining the auditors' independence and has discussed with the auditors' independence.

        The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not financial experts in the fields of accounting or auditing, including in respect of auditor independence. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent accountants. Accordingly, the Audit Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that the Company's auditors are in fact "independent".

        Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2001 to be filed with the Securities and Exchange Commission.

        The Board of Directors, upon recommendation of its Audit Committee, has determined to continue the services of KPMG LLP for the current fiscal year ending December 31, 2002. Such services will include the examination of the financial statements of the Company for the fiscal year ending on such date and other appropriate accounting services. A member of KPMG LLP will attend the annual meeting and will have the opportunity to make a statement if desired. Such member will also be available to respond to appropriate questions from the shareholders.

  Audit and Non-Audit Fees

        The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the Comapny's annual financial statements for 2001, and fees billed for other services rendered by KPMG LLP.

Audit fees, excluding audit related	$265,000
All other fees:
Audit related fees(1)	78,000
Other non-audit services(2)	466,000

Total all other fees	$544,000

          (1)  Audit related fees consisted principally of audits of financial statements of employee benefit plans, audits of certain businesses acquired during the year, review of registration statements and issuance of consents.

          (2)  Other non-audit fees consisted of tax compliance services.

        There were no professional services rendered by KPMG LLP for information technology services relating to financial systems design and implementataion during 2001.

Audit Committee Members

William R. Hagman, Jr.
J. Gary Russ
D. Patrick Curran

Compensation Committee Interlocks and Insider Participation

        During the fiscal year ended December 31, 2001, there were no interlocking relationships between any executive officers of the Company and any entity whose directors or executive officers serve on the Board's Compensation Committee, nor did any current or past officers of the Company serve on the Compensation Committee.

CERTAIN RELATED TRANSACTIONS

        Certain of the officers, directors and principal stockholders of the Company and its subsidiary banks, and members of their immediate families and businesses in which these individuals hold controlling interests, are customers of the Company's banks and it is anticipated such parties will continue to be customers of the banks in the future. Credit transactions with these parties are subject to review by each bank's Board of Directors. All outstanding loans and extensions of credit by the banks to these parties were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not and do not involve more than the normal risk of collectibility or present other features unfavorable to the banks. The aggregate balance of loans and advances under existing lines of credit to these parties was $41.1 million and $30.0 million at December 31, 2001 and 2000, respectively.

COMMON STOCK PERFORMANCE

        The graph set forth below is based upon information provided by SNL Securities L.C. and compares the yearly percentage change in cumulative stockholder return of the Company's Common Stock since December 31, 1996 (the end of the fiscal year within which the Company completed its initial public offering of Common Stock) against the cumulative return of the NASDAQ Stock (U.S.), the SNL $1 Billion—$5 Billion Bank Asset-Size Index and the SNL All Bank and Thrift Index covering the same time period. The graph is based on $100 invested on December 31, 1996 in the Company's Common Stock, the NASDAQ Stock (U.S.), the SNL $1 Billion—$5 Billion Bank Asset-Size Index and the SNL All Bank and Thrift Index, each assuming dividend reinvestment. The historical stock price performance shown on this graph is not necessarily indicative of future performance.

Gold Banc Corporation, Inc.

	Period Ending
Index
	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Gold Banc Corporation, Inc.	100.00	294.34	360.16	212.17	112.02	171.78
NASDAQ - Total US*	100.00	122.48	172.68	320.89	193.01	153.15
SNL All Bank & Thrift Index	100.00	153.51	162.95	155.89	188.32	191.10
SNL $1B-$5B Bank Index	100.00	166.77	166.38	152.91	173.52	210.83

SNL Securities LC                                                                                                                          (434) 977-1600
©    2002

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2002. Used with permission. All rights reserved. crsp.com.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission and the Nasdaq Stock Market reports of ownership of the Company's securities and changes in reported ownership. Executive officers and directors and greater than ten percent shareholders are required by Securities and Exchange Commission rules to furnish the Company with copies of all Section 16(a) reports they file.

        Based solely on a review of the copies of such forms furnished to the Company, or written representations from the reporting persons that no Form 5 was required, the Company believes that during the fiscal year ended December 31, 2001 all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent beneficial owners were complied with in an timely manner, except:

  1.
  One Form 3 for Mr. Curran.

  2.
  One Form 3 and Form 4 for Mr. Hagman.

  3.
  Two Forms 4, each covering one transaction, filed late by Mr. McNeill.

  4.
  One Form 3 for Mr. Prentice.

  5.
  One Form 3 and one Form 4 for Mr. Russ.

OTHER BUSINESS

        As of the date of this proxy statement, management knows of no other matters to be presented at the Annual Meeting. However, if any other matters shall properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment.

PROPOSALS OF SECURITY HOLDERS

        A stockholder proposal may be considered at the Company's 2003 Annual Meeting of Stockholders only if it meets the following requirements set forth in the Company's Amended and Restated Bylaws. First, the stockholder making the proposal must be a stockholder of record on the record date for such meeting, must continue to be a stockholder of record at the time of such meeting, and must be entitled to vote thereat. Second, the stockholder must deliver or cause to be delivered a written notice to the Company's Corporate Secretary. The Secretary of the Company must receive such written notice proposals no later than one hundred twenty (120) days prior to the day corresponding to the date on which the corporation released this proxy statement (no later than November 25, 2002); provided, however, that if the date of the 2003 annual meeting is changed by more than 30 days from the date of the 2002 annual meeting, such written notice must be received by the Company's Corporate Secretary a reasonable time prior to the time at which notice of such meeting is delivered to stockholders.

        The notice shall specify: (a) the name and address of the stockholder as they appear on the books of the Company; (b) the class and number of shares of the Company's stock that are beneficially owned by the stockholder; (c) any material interest of the stockholder in the proposed business described in the notice; (d) if such business is a nomination for director, each nomination sought to be made, together with the reasons for each nomination, a description of the qualifications and business or professional experience of each proposed nominee and a statement signed by each nominee indicating his or her willingness to serve if elected, and disclosing the information about him or her that is required by the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder to be disclosed in the proxy materials for the meeting involved if he or she were a nominee of the Company for election as one of its directors; (e) if such business is other than a nomination for director, the nature of the business, the reasons why it is sought to be raised and submitted for a vote of the stockholders and if and why it is deemed by the stockholder to be beneficial to the Company; and (f) if so requested by the Company, all other information that would be required to be filed with the Securities and Exchange Commission (the "SEC") if, with respect to the business proposed to be brought before the meeting, the person proposing such business was a participant in a solicitation subject to Section 14 of the Exchange Act.

        Notwithstanding satisfaction of the above, the proposed business described in the notice may be deemed not properly before the meeting if, pursuant to state law or any rule or regulation of the SEC, it was offered as a stockholder proposal and was omitted, or had it been so offered, it would have been omitted, from the notice of, and proxy materials for the meeting (and any supplement thereto) authorized by the board of directors.

        In the event such notice is timely given and the business described therein not disqualified, such business may be presented by, and only by, the stockholder who shall have given the notice required or a representative of such stockholder who is qualified under the law of the State of Kansas to present the proposal on the stockholder's behalf at the meeting.

        For stockholder proposals to be considered for inclusion in the Company's proxy materials for the 2003 Annual Meeting of Stockholders, the Secretary of the Company must receive such proposals no later than one hundred twenty (120) days prior to the day corresponding to the date on which the corporation released this proxy statement (no later than November 25, 2002).

        This proxy statement is accompanied by the Company's 2001 Annual Report including financial statements for the year ended December 31, 2001. Upon written request to the Corporate Secretary of the Company at 11301 Nall Avenue, Leawood, Kansas 66211, by any shareholder whose proxy is solicited hereby, the Company will furnish a copy of its 2001 annual report on Form 10-K, together with financial statements and schedules thereto, without charge to the shareholder requesting same.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      RICK TREMBLAY
                       Corporate Secretary

PROXY	PROXY

GOLD BANC CORPORATION, INC.

This Proxy is Solicited on Behalf of the Board of Directors.

        The undersigned hereby appoints Michael W. Gullion and Malcolm M. Aslin and any one or more of them as a Proxy or Proxies, with the power to appoint their substitutes, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Gold Banc Corporation, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on April 24, 2002, or any adjournment or postponements thereof. This proxy revokes all prior proxies given by the undersigned.

        PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
USING THE ENCLOSED PREPAID ENVELOPE.

        (Continued and to be signed on the reverse side)

        Please date, sign and mail your
proxy card back as soon as possible!

Annual Meeting of Stockholders
GOLD BANC CORPORATION, INC.

April 24, 2002

Please Detach and Mail in the Evelope Provided

☒	Please mark your votes as in this example.
		FOR	WITHHOLD
1.	ELECTION OF DIRECTORS	/ /	/ /	Nominees: Michael W. Gullion William Randon William R. Hagman, Jr.	2.	In their discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements, and all matters incident to the conduct hereof.
FOR ALL (Except Nominee(s) written below)					This proxy, when properly executed,
/ /					will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR each of the nominees for director listed or ther substitute in the event that any of them become unavailable for election.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PREPAID ENVELOPE.
Signature(s)		Dated:	, 2002
Signature if held jointly
NOTE:	Please sign exactly as name appears on your stock certificate(s). Also enter the date. Joint owners should each sign personally. When signing as attorney, executor, administrator, trustee or guardian, or on behalf of a corporation or other entity, the full title as such should be given.

QuickLinks

GENERAL INFORMATION
CERTAIN BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK
COMPENSATION OF DIRECTORS AND EXECUTIVES
ELECTION OF DIRECTORS
EMPLOYMENT CONTRACTS
COMMITTEES OF THE BOARD OF DIRECTORS
CERTAIN RELATED TRANSACTIONS
COMMON STOCK PERFORMANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER BUSINESS
PROPOSALS OF SECURITY HOLDERS